Exhibit 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL TO THE REGISTRANT AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY [***].

Asset Purchase Agreement

by and among

CP Acquisitions, LLC, as Buyer,

and

Agrify Corporation, as Seller,

Dated as of December 31, 2024

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 31, 2024 (the “Effective Date”), is made by and among CP Acquisitions, LLC, a Delaware limited liability company (the “Buyer”), and Agrify Corporation, a Nevada corporation (the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties,” and each individually, as a “Party.” Capitalized terms used but not otherwise defined herein have the meanings given to them in Annex A attached hereto.

RECITALS

WHEREAS, the Seller is in the business of, among other things not subject to this Agreement, owning, maintaining, distributing, and leasing proprietary micro-environment-controlled vertical farming units (or “VFUs”) which enable cultivators in the Cannabis industry to produce, manufacture and sell products, including through total-turnkey solutions (“TTK”) to cultivators in the Cannabis industry, comprised of integrated systems, hardware, data analytics, and capital to such Cannabis cultivators and referral networks in areas including consulting, training, design, engineering, and construction, and the Agrify Insights ™ software solutions (collectively, the “Cultivation Business”);

WHEREAS, Buyer (i) has previously acquired certain senior secured promissory notes and the rights under the agreements relating to the issuance and exchange thereof (collectively, the “Acquired Notes”) from the Seller’s Former Lender, under which the Former Lender loaned to the Seller the principal amount plus accrued interest under the Acquired Notes, and Buyer has since consolidated such Acquired Notes along with the Junior Secured Promissory Note, dated October 27, 2023 (as amended) issued to Buyer concurrent with its purchase of the Acquired Notes, into the Restated Convertible Note, under which Seller is an obligor, and (ii) has loaned to the Seller the principal and accrued interest on the Junior Secured Notes, in each case of subsections (i) and (ii) as more fully described in Schedules 1.03(b) and 1.03(c); and

WHEREAS, the Seller desires to sell, transfer, assign and convey to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Assets (as defined herein), and assume the Assumed Liabilities (as defined herein) from the Seller.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Article I

Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, transfer, convey and deliver to Buyer (subject to Permitted Liens), and Buyer shall purchase from Seller, excluding the Excluded Assets, all of Seller’s right, title and interest in and to all of the assets, properties and rights of Seller which are primarily used in the Cultivation Business (collectively, the “Purchased Assets”) that includes, without limitation, the following:

(a) all personal property of the Cultivation Business, including without limitation, VFUs, inventory, machinery, equipment, furnishings, fixtures, tools, parts, supplies, computer and telecommunications hardware and software and information technology systems of the Cultivation Business and other tangible personal property of the Cultivation Business, including without limitation the tangible personal property set forth on Schedule 1.01(a) (“Tangible Personal Property”);

(b) all Permits or similar rights of the Seller solely to conduct the Cultivation Business or solely for the ownership and use of the Purchased Assets as set forth on Schedule 1.01(b);

(c) all Contracts of the Cultivation Business set forth on Schedule 1.01(c) attached hereto (the “Assigned Contracts”) and all Non-Assigned Contracts and rights thereto, as it may be updated by the mutual agreement of the Parties subsequent to Closing, whereby following the Closing, the Parties shall act in good faith to (i) review any Contracts of the Cultivation Business that exist prior to Closing but were not listed on Schedule 1.01(c) and (ii) cooperate to update Schedule 1.01(c) in accordance with such mutual agreement thereby;

(d) all rights to receive residual payments in respect of services provided or products sold by the Seller with respect to the Cultivation Business and any other accounts receivable, notes receivable and other receivables of Seller, without regard to any Seller impairment of these receivables, and any security therefor solely related to the Cultivation Business, as set forth on Schedule 1.01(d);

(e) to the extent not prohibited by applicable Law, all information, files, correspondence, records, data, databases, reports, contracts and recorded knowledge, including merchant, supplier, price and mailing lists, past deliverables and proposals to merchants and records, and all accounting or other books and records of the Seller solely with respect to the Cultivation Business and the Purchased Assets in whatever media retained or stored, including, without limitation, computer programs and disks, if any, including, without limitation, the relevant assets identified on Schedule 1.01(e) attached hereto;

(f) any and all claims, causes of actions, rights, right to recovery, rights of set-off, and rights of recoupment (including without limitation any proceeds or other consideration) arising under, in connection with or resulting from any Actions of any nature, present or hereafter existing, available to or being pursued by Seller, to the extent solely related to or arising out of the Cultivation Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, if any, including, without limitation, the Actions identified on Schedule 1.01(f) attached hereto;

(g) all Intellectual Property of the Cultivation Business as set forth on Schedule 1.01(g) (“Cultivation Business IP”);

(h) all goodwill, value and other intangible properties solely related to the Cultivation Business as set forth on Schedule 1.01(h), including without limitation any security interests or rights thereto held by the Seller in relation to the sale of the VFUs in connection with the Cultivation Business;

(i) all rights in and under all express or implied guarantees, warranties, representations, covenants (including rights under any confidentiality, invention assignment or similar agreement entered into by any current or former employee of Seller), indemnities and similar rights in favor of the Seller to the extent related to the Cultivation Business and any Purchased Assets, if any, including, without limitation, all such rights identified on Schedule 1.01(i) attached hereto;

(j) all security deposits and other prepaid expenses under any Assigned Contract, if any, including, without limitation, the amounts identified on Schedule 1.01(j) attached hereto;

(k) all rights (including rights of recovery, rights of set off and rights of recoupment), claims, credits, defenses, causes of action (including counterclaims), choses in action and all other rights to bring any action or lawsuit at law or in equity or to the extent solely related to any Purchased Asset or any Assumed Liability, if any, including, without limitation, all such rights identified on Schedule 1.01(k) attached hereto;

(l) all telephone and facsimile numbers, e-mail addresses, Internet websites, domain names, social media accounts and social networking accounts of Seller with respect to the Cultivation Business set forth on Schedule 1.01(l); and

(m) all insurance benefits, including rights and proceeds, solely related to the Cultivation Business, the Purchased Assets and/or the Assumed Liabilities arising or accruing after the Closing (as defined herein), including without limitation those set forth on Schedule 1.01(m); and

(n) any other asset set forth on Schedule 1.01(n), including [***].

Section 1.02 Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include: (a) with respect to the Cultivation Business, any other asset of the Cultivation Business set forth on Schedule 1.02(a) or (b) with respect to any other assets of Seller or in connection with any business of the Seller (other than as primarily used in the Cultivation Business), any assets of Seller, including without limitation: (i) its existing assets related to its extraction business other than the assets of the Cultivation Business that comprise the Purchased Assets as set forth in Sections 1.01(a) through 1.01(n), (ii) cash and cash equivalents of the Seller, and any bank accounts and securities of Seller (other than any receivables of the Cultivation Business), (iii) any agreements of Seller that are not expressly included in the Purchased Assets, (iv) any Equity Interests of the Seller, (v) any Employee Plan and assets attributable thereto; (vi) the rights which accrue or will accrue to any of the Seller under this Agreement and the agreements and transactions contemplated hereby, or (vii) the corporate seals, organizational documents, minute books, stock books, books of account or other records having to do with Seller other than the copies thereof in relation to the Purchased Assets as set forth in Section 1.01(e) above (collectively, the “Excluded Assets”).

Section 1.03  Assumption of Liabilities.

Section 1.04  Subject to the terms and conditions set forth herein, the Buyer shall assume the Liabilities related to the Purchased Assets and the Cultivation Business, including without limitation those set forth on Schedule 1.03, and agree to perform and discharge all of the present and future Liabilities, Actions and obligations: (a) of the Cultivation Business, [***], and the Purchased Assets (other than the Excluded Liabilities), including without limitation, assumption of the present or future Liabilities [***] set forth in Schedule 1.01(f) [***] subject to the Basket (as defined herein); (b) arising under those certain secured promissory notes resulting from the consolidation of the Acquired Notes and related agreements thereto, as set forth in more detail on Schedule 1.03(b) (“Restated Convertible Note”); (c) arising under those certain junior secured note issued by the Seller to Buyer and related agreements thereto, as set forth in more detail on Schedule 1.03(c) (“Junior Secured Notes” and, together with the Restated Convertible Note, the “Settled Debt”); (d) any fees, costs expenses and accounts payable of the Cultivation Business, including without limitation the costs set forth on Schedule 1.03(d) which shall be paid by the Buyer at the Closing; (e) any post-Closing obligations (except as otherwise provided herein) arising from Buyer’s employment of any individual on the payroll of the Seller and primarily involved in the Cultivation Business as of the Closing Date listed on Schedule 1.03(e) (the “Cultivation Employees”); and (f) any Liabilities with respect to bulk sales, bulk transfer or similar Laws in connection with this Agreement and the documents contemplated hereby as set forth in Section 5.05 (collectively (a)-(f), the “Assumed Liabilities”).

Section 1.04 Excluded Liabilities. Other than the Assumed Liabilities, the Buyer shall not assume any Liabilities of Seller of any kind or nature, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created, and the Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of the Seller of any kind or nature whatsoever other than the Assumed Liabilities, and further, the Buyer shall not assume any accrued and unpaid bonuses, vacation and paid time off (or any other leaves of absence) and/or any other accrued, but unpaid benefits under a Seller Employee Plan of any Cultivation Employee or any severance pursuant to a written agreement in possession of Seller or bonuses in the ordinary course consistent with Seller’s historical past practices, in each case arising under a Cultivation Employee’s employment by the Seller prior to Closing; provided, however, for the avoidance of doubt, the Buyer shall be responsible for any and all Liabilities and obligations arising after the Closing with respect to employing the Cultivation Employees as employees of the Buyer (the “Excluded Liabilities”).

Section 1.05 Purchase Price Consideration. Subject to the terms and conditions set forth in this Agreement, at the Closing, the consideration for the Purchased Assets (as adjusted pursuant to Section 1.06, the “Purchase Price”) shall be the total amount of principal outstanding plus accrued interest on the Settled Debt, which is equal approximately $7,000,000, plus the assumption of the other Assumed Liabilities; and the Seller hereby acknowledges that the full face value of the Settled Debt shall remain subsequent to the Closing and the Settled Debt will remain secured by the assets of the Cultivation Business; provided, that, Seller shall be fully released at Closing from any and all obligations in connection with the Settled Debt pursuant to the terms of this Agreement.

Section 1.06 Transfer of Purchased Assets. Seller acknowledges that it is Buyer’s intent to sell certain assets of the Cultivation Business, including the Purchased Assets, in the ordinary course to third parties in order to achieve working capital and resources to address obligations under this Agreement; and Seller agrees that this effort is not, and will not be, impaired or restricted by having to give advance notice or require any joinder to this Agreement. In the case of these commercial sales, Buyer will make available a report on written request from Seller, no more than quarterly, accounting for these sales. In the case of any other type of transaction, grant, gift or transfer of any sort other than the aforementioned, Buyer shall provide [***] days prior written notice to Seller of any such transaction, grant, gift or transfer of assets of the Cultivation Business, including the Purchased Assets, to any Person (such Person acquiring assets of the Cultivation Business, the “Cultivation Buyer”). To the extent any Cultivation Buyer purchases all or a substantial portion of the assets of the Cultivation Business, including the Purchased Assets, in accordance with this Section 1.06, (x) such Person shall, upon or prior to such transfer, execute and deliver to Seller a joinder to this Agreement and become a party to this Agreement, and perform all of the obligations and liabilities of Buyer under this Agreement and the transaction documents contemplated hereby with respect to the Purchased Assets and the Cultivation Business, and (y) the sale of such assets of the Cultivation Business to such Person shall be conditioned upon such Cultivation Buyer’s compliance with the requirements of this Section 1.06 and (z) any non-Affiliate Cultivation Buyer or non-Affiliate transferee from Buyer who purchases all or a substantial portion of the assets of the Cultivation Business shall acknowledge that any subsequent transfers of the Purchased Assets, directly or indirectly, shall be subject to the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed, and the provisions of this Section 1.06; provided, however, that any transfer of assets of the Cultivation Business, including the Purchased Assets, to an Affiliate of Buyer shall require such Affiliate of Buyer to execute and deliver a joinder to this Agreement and become a party to this Agreement under Section 1.06(x) hereof.

Section 1.07 Adjusted Settled Debt. In the event there is outstanding Indebtedness of Seller owed to Buyer other than the Settled Debt set forth on Schedules 1.03(b) and 1.03(c), whether known or unknown by any Party, the Purchase Price shall be deemed adjusted (the “Debt Adjusted Purchase Price”) to increase the Settled Debt amount on a dollar-for-dollar basis (the “Adjusted Settled Debt”) to reflect any remaining amounts of such Indebtedness, and the Adjusted Seller Debt shall be transferred to and assumed by Buyer as part of the Debt Adjusted Purchase Price automatically and with no further action by any Party at Closing.

Section 1.08 Allocation of Purchase Price; Withholding Tax. Buyer and Seller recognize their respective obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with their respective federal income Tax Returns. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with the allocation methodology attached hereto as Schedule 1.08. A draft of the proposed final allocation schedule (the “Final Allocation Schedule”) shall be prepared by the Buyer and delivered to the Seller within sixty (60) days following the Closing Date. If the Seller notifies the Buyer in writing that it objects to one or more items reflected in the draft Final Allocation Schedule within thirty (30) days from receipt of the draft Final Allocation Schedule, the Seller and the Buyer shall negotiate in good faith to resolve such dispute; provided that if the Seller and the Buyer are unable to resolve any dispute with respect to the draft Final Allocation Schedule within one hundred and twenty (120) days following the Closing Date, there shall be no agreed Final Allocation Schedule and the Parties shall be entitled to file IRS Form 8594 on the basis of their separate allocations of the Purchase Price.

Article II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of signature pages upon the earlier of (i) January 15, 2025, or (ii) at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale (“Bill of Sale”), in the form attached hereto as Exhibit A, and an assignment and assumption agreement (“Assignment and Assumption Agreement”), in the form attached hereto as Exhibit B and an Assignment of Intellectual Property (“IP Assignment”), in the form attached hereto as Exhibit C respectively, duly executed by the Seller, transferring the Purchased Assets and Assumed Liabilities to Buyer, free and clear of any Encumbrances, other than Permitted Liens;

(ii) a validly completed IRS Form W-9 from the Seller;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) have been satisfied;

(iv) all of Seller’s usernames, passwords, log in information and PIN numbers (if any) for all online accounts and software included in the Purchased Assets;

(v) a (i) a copy of the resolutions and/or written consents by which all actions on the part of the Seller necessary to approve this Agreement and agreements contemplated hereby, and the transactions contemplated hereby and thereby, certified by an authorized officer of Seller; (ii) a certificate of good standing or qualification of Seller from the State of Nevada issued not more than thirty (30) days before Closing;

(vi) termination agreements related to the Settled Debt and set forth on Schedule 2.02(a)(vi);

(vii) [***];

(viii) assignment of [***], duly executed by Seller;

(ix) the [***], duly executed by the Seller, to be executed and delivered no later than fourteen (14) days following the Closing;

(x) an assignment of membership interests agreement, assigning the [***] from Seller to Buyer, in substantially the form acceptable to Seller (“Assignment of Membership Interests”), duly executed by Seller;

(xi) evidence of all permits, authorizations, consents and approvals necessary to transfer the Assigned Contracts set forth on Schedule 3.02(d) (“Required Consents”) in each case available at Closing, in a form reasonably acceptable to Buyer, and to the extent not available at Closing, subject to obligations set forth in Section 5.10;

(xii) payment of [***]; and

(xiii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the transactions contemplated hereby.

(b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(i) the Bill of Sale and Assignment, Assumption Agreement and IP Assignment, duly executed by Buyer;

(ii) termination agreements related to the Settled Debt and set forth on Schedule 2.02(a)(vi) and delivery to Seller of cancelled promissory notes underlying the Settled Debt within thirty (30) days following the Closing;

(iii) payoff letters, releases, and/or invoices, as applicable, for all Settled Debt and Encumbrances, duly executed by the Buyer, as may be required to evidence the payment in full and complete forgiveness and satisfaction of the Settled Debt and Encumbrances, and all obligations, covenants and agreements contained in the securities purchase agreements and exchange agreements and any other instruments governing such Settled Debt and Encumbrances, such that all of Seller’s Liabilities, obligations and Encumbrances thereon have been released and terminated, and UCC-3 termination statements to evidence the foregoing for all Settled Debt and Encumbrances shall either be filed by Buyer within [***] days following Closing or filed by Seller after Closing, with Buyer’s consent to the filing thereof provided to Seller within such [***]-day period following Closing;

(iv) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(v) assignment of the [***], duly executed by Buyer;

(vi) the [***], duly executed by the Buyer and Escrow Agent, to be executed and delivered no later than fourteen (14) days following the Closing;

(vii) Assignment of Membership Interests, duly executed by Buyer; and

(viii) all requisite consents, approvals or authorizations from the other parties that are listed as “Seller” in addition under the [***] necessary for such parties’ consent and agreement to the aforementioned terms set forth in Section 7.06(b)(iii).

(ix) all Required Consents, approvals or authorizations necessary to transfer the Assigned Contracts, duly executed by the respective parties to the Assigned Contracts to the extent available at Closing and to the extent not available at Closing, Buyer shall comply with Section 5.10;

(x) a certificate of the corporate secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions of the managers and/or members of the Buyer, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (B) the names and signatures of the officers and/or managers of the Buyer authorized to sign this Agreement and the documents to be delivered hereunder by such parties.

(c) [***].

Article III
Representations and Warranties of Seller

As a material inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer, as follows, as of the Effective Date and the Closing Date. For purposes of this Article III, “Seller’s Knowledge,” “Knowledge of Seller” and any similar phrases shall mean the actual knowledge of Brian Towns and David Kessler.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of formation or incorporation, by-laws or other organizational documents of Seller; (b) other than Federal Cannabis Laws, violate or conflict with any provision of any Law or any Order applicable to the Seller or the Purchased Assets; (c) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or the Purchased Assets; (d) except as set forth on Schedule 3.02(d), conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of Encumbrance on the Purchased Assets, other than the Permitted Liens.

Section 3.03 Title to Purchased Assets; Permits. Seller owns and has good title to the Purchased Assets, to the best of Seller’s Knowledge, free and clear of Encumbrances other than the Permitted Liens. Schedule 3.03 sets forth a correct and complete list of all licenses and permits issued by any Governmental Authority held by Seller solely related to the Cultivation Business, or the ownership or use of the Purchased Assets (the “Permits”). Such Permits are valid and in full force and effect, and will remain in full force and effect upon the Closing. All of the Assigned Contracts are valid and binding, and enforceable as to the Seller and, to the Knowledge of the Seller, as to the other parties thereto, in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally; (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) obtaining the necessary consents disclosed on Schedule 3.02(d).

Section 3.04 Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

Section 3.05 Legal Proceedings. There is no Action of any nature pending or, to Seller’s Knowledge, threatened against or by the Seller, at law or equity, or before or by any Governmental Authority that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 3.06 Brokers. Except with respect to the delivery of the Fairness Opinion, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, and Buyer shall have no liability in respect of any payment obligations thereto in connection with the transactions contemplated by this Agreement.

Section 3.07 No Other Representation or Warranty. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules, and as updated by Schedule Supplements), the Seller has not made any other express or implied representation or warranty, either written or oral, on behalf of the Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Seller furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Seller and the Cultivation Business, or any representation or warranty arising from statute or otherwise in Law.

Article IV
Representations and Warranties of Buyer

As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to Seller as follows, as of the Effective Date and as of the Closing Date:

Section 4.01 Organization and Authority of Buyer; Enforceability. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the certificate of organization, operating agreement or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any contract, mortgage, or other binding agreement to which Buyer is subject. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any Governmental Authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Legal Proceedings. There is no Action of any nature pending or threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer and Seller shall have no liability in respect of any payment obligations thereto in connection with the transactions contemplated by this Agreement.

Section 4.05 Guarantees and Indebtedness; Other Assets. The Settled Debt is the only outstanding Indebtedness and Liabilities of the Seller that is owed to any of the Buyer or any of its Affiliates as of immediately prior to Closing and Schedules 1.03(b), and 1.03(c) contain a true, complete and accurate list of all the outstanding Settled Debt. Other than such Settled Debt listed on Schedules 1.03(b), and 1.03(c), the Seller (A) did not incur, assume, guarantee or endorse or otherwise become liable or responsible for any other Liability (including Indebtedness) that is owed or otherwise payable to any of the Buyer or any of its Affiliates and (B) does not have any outstanding Indebtedness or Liabilities owed or otherwise payable to any of the Buyer or any of its Affiliates. Upon the Closing, all Settled Debt shall be assumed by Buyer and Seller shall not be liable for or in any way restricted or encumbered by any Settled Debt or other Indebtedness owed to any of the Buyer or its Affiliates.

Article V

Pre-Closing and Post-Closing Covenants

Section 5.01 Conduct of the Business. From the Effective Date until the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable law or by the terms of this Agreement, (a) the Seller shall use commercially reasonable efforts to preserve intact the Purchased Assets, and (b) Buyer shall not, and shall cause any other holder of Settled Debt not to, (i) convert any portion of the Settled Debt into equity of the Seller, (ii) be permitted to accelerate the Settled Debt or exercise its rights as a secured lender of the Seller in the event of default under such Settled Debt or (iii) in any way impose restrictions or encumbrances on the Seller or its operations or its assets in any manner permitted under the Settled Debt. For the sake of clarity, any and all senior and junior liens held by the Buyer over the Seller’s assets in effect as of the Effective Date shall remain in full force and effect until the Closing.

Section 5.02 Publicity. Prior to and following the Closing, no Party shall make any announcement, nor share with non-shareholders, any information concerning the transaction contemplated herein or the related negotiations without the other Party’s prior written approval, except as may be required by Law, including without limitation any filings on behalf of the Buyer or the Seller as required by applicable securities laws.

Section 5.03 Closing Conditions. Prior to Closing, each Party shall, use commercially reasonable efforts to take such actions as are reasonably necessary to satisfy the applicable closing conditions set forth in Section 2.02 and Article VI hereof as promptly and as reasonably practicable after the date hereof. Notwithstanding the foregoing, the Parties hereto agree that the Closing is conditioned upon, and will not occur absent the satisfaction or waiver of, each of the applicable closing conditions set forth in Section 2.02 and Article VI hereof, except as otherwise set forth in this Agreement.

Section 5.04 Cultivation Employees. For the avoidance of doubt, each Party acknowledges and agrees that, after the Closing Date, Buyer and its Affiliates (including Cultivation Buyer) shall have the right, in their sole discretion, to offer employment without restriction to any Cultivation Employees.

Section 5.05 Transfer Taxes; Bulk Sales Waiver. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other documents contemplated by or entered into in connection with this Agreement, if any, shall be borne and paid by Buyer when due. Buyer shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall reasonably cooperate in good faith with respect thereto as necessary). The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall nevertheless be deemed to be Assumed Liabilities.

Section 5.06 Further Assurances. Prior to and following the Closing Date, except as required by applicable law, each Party shall promptly upon reasonable request by the other Party, take such additional actions and execute such documents as the other Party may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement and/or to carry out or consummate the any of the transactions contemplated in this Agreement and the other documents contemplated by or entered into in connection with this Agreement.

Section 5.07 Non-Assigned Contracts. Notwithstanding anything contained in this Agreement:

(a) To the extent that assignment by Seller to the Buyer of any Assigned Contract is not permitted or is not permitted without the Consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such Consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. The Parties hereto shall use commercially reasonable efforts (other than the payment of money or the deposit of funds) to obtain any and all such third party consents.

(b) If and to the extent that any required third party Consent is unable to be obtained as contemplated by Section 3.02(d), Seller shall continue to be bound by any such Assigned Contract (each, a “Non-Assigned Contract”). In such event, to the extent Buyer deems reasonably necessary, (i) Seller shall make the benefit of such Non-Assigned Contract available to Buyer, and (ii) the assignment provisions of this Agreement shall operate to the extent permitted by law and the applicable Non-Assigned Contract to create a subcontract, sublease or sublicense with Buyer to perform each relevant Non-Assigned Contract at a price equal to the monies, rights and other consideration receivable or payable by Seller with respect to the performance by or enjoyment of Buyer under such subcontract, sublease or sublicense. To the extent such benefit is made available and/or such subcontract, sublease or sublicense is created, (1) Buyer shall pay, perform and discharge fully all obligations of Seller under any such Non-Assigned Contract from and after the Closing Date, (2) Seller shall, without further consideration therefor, pay and remit to Buyer promptly any monies, rights and other consideration received in respect of such Non-Assigned Contract performance, and (3) Seller shall exercise or exploit its rights and options under all such Non-Assigned Contracts only as directed by Buyer and at Buyer’s sole expense.

(c) If and when any third party Consent contemplated by Section 5.07(a) and Section 5.07(b) shall be obtained or any such Non-Assigned Contract shall otherwise be assignable, Seller shall promptly assign all of its rights and obligations thereunder or in connection therewith to Buyer without payment of further consideration therefor.

Section 5.08  [***].

Section 5.09  Other Agrify Intellectual Property. Seller hereby grants to Buyer a right of first refusal with respect to Seller’s Intellectual Property rights in tradename “Agrify” whereby in the event Seller desires to sell its tradename “Agrify” (“Offered Seller IP”) prior to the [***]to the Closing Date, Seller shall first offer (“Put Notice”) to Buyer for purchase such Offered Seller IP for a purchase price of $[***] prior to the Seller offering such Offered Seller IP to any third party; provided, however, that Buyer shall not be entitled to any rights to purchase the Offered Seller IP pursuant to this Section 5.09 if any Buyer or Cultivation Buyer is in breach of this Agreement, including without limitation Buyer’s obligations under Section 7.03. Buyer shall have a period of [***] days from the date of Seller’s Put Notice to notify Seller of Buyer’s election (“Election Notice”) to purchase such Offered Seller IP. Following receipt of the Election Notice, the Buyer and Seller shall work in good faith to negotiate any and all documents necessary to effectuate the transfer of the Offered Seller IP to Buyer.

Section 5.10 Additional Covenants. Following the Closing Date, Buyer and Seller shall: (a) cooperate and provide good faith efforts to obtain the Required Consents under the Assigned Contracts; and (b) execute and deliver the Cultivation Escrow Agreement, duly signed by the Buyer and Seller, within thirty (30) days following the Closing.

Article VI
Conditions To Closing

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. For the avoidance of doubt, this Section 6.01(c) shall not apply to any Governmental Order related to Cannabis or the Cannabis industry that may be a violation of Federal Cannabis Laws, so long as the conduct or activity is reasonably believed to be in compliance with applicable state Laws.

(d) There shall have been no Action taken under any applicable Law or by any Governmental Authority which makes it illegal (other than with respect to Federal Cannabis Laws), or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the transactions contemplated hereunder and the execution and delivery of this Agreement.

(e) As to the Closing, the Seller shall have delivered or caused to be delivered to Buyer each of the documents, instruments and other items set forth in Section 2.02(a).

(f) [***].

Section 6.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to occur at the Closing shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof. For the avoidance of doubt, this Section 6.02(c) shall not apply to any Governmental Order related to Cannabis or the Cannabis industry that may be a violation of Federal Cannabis Laws, so long as the conduct or activity is reasonably believed to be in compliance with applicable state Laws.

(d) There shall have been no Action taken under any applicable Law or by any Governmental Authority which makes it illegal (other than with respect to Federal Cannabis Laws), or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the transactions contemplated hereunder and the execution and delivery of this Agreement.

(e) Seller’s Board of Directors or a duly constituted committee thereof shall have received a customary opinion from an independent investment bank regarding the fairness, from a financial point of view, of the transactions contemplated hereby, in a form and with a valuation reasonably satisfactory to Seller’s board of directors (the “Fairness Opinion”).

(f) [***].

(g) At the Closing, Buyer shall have delivered to the applicable persons each of the documents, instruments and other items set forth in Section 2.02(b), including without limitation the Required Consents to the extent available at Closing, and to the extent not available at Closing, Buyer shall comply with Section 5.10.

Section 6.03 Termination. This Agreement may be terminated prior to the Closing, as follows:

(a) by mutual agreement of Buyer and Seller;

(b) if there shall have been any material breach by the other Party (which, in the case of the right of termination by Seller, shall include any material breach by Buyer) of any representation, warranty, covenant or agreement set forth in this Agreement, which such material breach (a) would give rise to the material failure of a condition to the Closing hereunder in the favor of the terminating party and (b) cannot be cured, or has not been cured prior to the Termination Date, following receipt of written notice of such breach;

(c) if a court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable, or there shall be any statute, rule or regulation enacted or promulgated by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby; or

(d) if the Closing shall not have occurred on the date set forth in Section 2.01(the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 6.03(d) shall not be available to any Party whose material breach (which, in the case of the right of termination by either Party, includes any material breach by the other Party) of any representation or warranty or whose failure to perform or observe in any material respect any covenant or obligation contained in this Agreement has been the cause of or resulted in the failure of the Closing of the transactions contemplated by this Agreement to occur.

Any termination pursuant to this Section 6.03 (other than a termination pursuant to clause Section 6.03(a) hereof) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section 6.03 hereof pursuant to which this Agreement is being terminated and a reasonably detailed basis for termination.

Section 6.04 Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 6.04 above shall give written notice of such termination to the other parties hereto.

Section 6.05 Effect of Termination. In the event of the termination of this Agreement by either the Seller or Buyer as provided in Section 6.03, this Agreement shall forthwith become void and of no further force or effect with no liability or obligation hereunder on the part of Seller, Buyer or their respective Affiliates, officers, directors, managers, members, employees, agents or equityholders, except (a) Article VI, Article VII, Article VIII and Annex A shall survive such termination and (b) the liability of any Party for any material and intentional breach by such Party of the representations and warranties under Article III and Article IV, as applicable, or covenants to be performed on or prior to the Closing under Article V of such Party set forth in this Agreement occurring prior to the termination of this Agreement shall survive the termination of this Agreement and the non-breaching Party shall be entitled to pursue any and all legally available remedies and to seek the recovery of all losses, liabilities, damages, costs and expenses of every kind and nature including reasonable attorneys’ fees, in each case relating to such material and intentional breach.

Section 6.06 Schedule Supplement. From time to time prior to the Closing, the Seller shall supplement or amend the Disclosure Schedules to this Agreement with respect to any matter hereafter arising on or after the date of this Agreement (each, a “Schedule Supplement”).

Article VII
Indemnification

Section 7.01 Survival. All representations and warranties (other than the Seller Fundamental Representations and Buyer Fundamental Representations) contained herein and all related rights to indemnification thereto shall survive the Closing until [***], except that the representations and warranties that constitute the Seller Fundamental Representations and Buyer Fundamental Representations shall survive until [***]. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this ARTICLE VII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 7.01 if written notice of the inaccuracy or breach thereof, describing the factual basis of the claim in reasonable detail, giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to any applicable limitation date (as applicable, the “Limitation Date”) until the claim for indemnity with respect to such breach is finally resolved and such rights to indemnification shall apply to Losses (as defined herein) arising both prior to and after such Limitation Date. All covenants set forth herein shall survive indefinitely unless a specified time period is expressly set forth in such covenant. Notwithstanding anything in this Section 7.01 to the contrary, in the event of any breach of a representation or warranty by a Party that constitutes actual fraud, intentional misrepresentation or willful misconduct, the representation or warranty shall survive consummation of the transactions contemplated in this Agreement and continue in full force and effect without any time limitation. No Buyer Indemnified Party (as defined herein) (other than the Buyer or any successor or assignee) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Buyer (or any successor or assignee) consents to the assertion of the indemnification claim or the exercise of any other remedy. No Seller Indemnified Party (as defined herein) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless and Seller consents to the assertion of the indemnification claim or the exercise of any other remedy.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VII, the Seller shall defend, indemnify and hold harmless Buyer, its Affiliates and their respective stockholders, directors, officers and employees (collectively, the “Buyer Indemnified Parties” and each a “Buyer Indemnified Party”) from and against all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including reasonable and documented attorneys’ fees and disbursements (“Losses”), arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any schedule, certificate, exhibit or document to be delivered hereunder or related hereto; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Seller pursuant to this Agreement or any schedule, certificate, exhibit or any document to be delivered hereunder or related hereto; or (c) any Excluded Liabilities or Excluded Assets;

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall defend, indemnify and hold harmless Seller, and their respective directors, officers and employees (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) from and against all Losses arising from or relating to: (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any schedule, certificate, exhibit or document to be delivered hereunder or related hereto; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any schedule, certificate, exhibit or document to be delivered hereunder or related hereto; or (c) any Assumed Liability or any Purchased Asset, including without limitation any Losses arising under, in connection with or in relation to [***].

Section 7.04 Indemnification Procedures.

(a) Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense subject to the indemnification provisions provided herein. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any Losses resulting therefrom. [***] The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) Any indemnification of an Indemnified Party pursuant to Article VII shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable Indemnified Party, within [***] after the determination thereof that is binding on the Indemnifying Party. Buyer shall promptly pay all invoices for fees, costs and expenses of the [***], but in no case more than [***] from presentment of such invoices.

(c) To the extent Buyer intends to bring any Action as a plaintiff in relation to the claims assigned in connection with the Purchased Assets hereunder, such Buyer shall, to the fullest extent possible, bring such Action in the name of Buyer, and shall refrain from adding Seller as a co-plaintiff or other party to such Action, and to the extent that it is legally required to add Seller as a co-plaintiff or party to such Action or have Seller participate in such Action to bring such claim, Buyer shall be permitted to add Seller as a co-plaintiff or other party or have Seller participate in such Action for the limited purpose of bringing said Action and on the sole condition that: (i) Seller’s participation or involvement in such Action shall be limited and the prosecution of the Action shall be the sole responsibility of the Buyer and treated as an indemnifiable claim under Section 7.03 pursuant to which Buyer shall be liable to Seller and (ii) Buyer shall indemnify and hold Seller harmless, including Seller’s successors and assigns, for all of Seller’s costs, expenses, including reasonable and documented attorneys’ fees counterclaims, judgments, damages, Liabilities, settlements, losses, and disbursements incurred by Seller in connection therewith and all such aforementioned costs shall be paid to Seller within seven (7) days of presentment from such invoices by Seller to Buyer and its successor or assigns. Buyer’s failure to comply with the terms hereof shall entitle Seller to withdraw from such Actions in its sole and absolute discretion. Notwithstanding the foregoing, to the extent any counterclaims are filed against Seller in connection with such Actions brought by Buyer and Buyer does not have the financial ability to satisfy an adverse finding against Seller for such counterclaims, Seller, in consultation with Buyer, may withdraw its participation in such Action and Buyer shall fully cooperate with Seller to accomplish such withdrawal by Seller, provided that Buyer’s obligations to indemnify Seller as provided hereunder shall remain in full force and effect. This Section 7.04(c) shall be binding upon Buyer’s successors and assigns.

Section 7.05 Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

Section 7.06 Limits on Indemnification.

(a) Limitations on Seller Indemnity. Notwithstanding anything to the contrary contained in this Agreement and subject to the limitations set forth in this Section 7.06, except (i) in the case of fraud or willful misconduct, (ii) due to a breach of any Seller Fundamental Representation or (iii) if related to an Excluded Liability: Buyer Indemnified Parties will not be entitled to recover Losses with respect to a claim under Section 7.02(a) for any Losses, unless and until the aggregate of all Losses subject to indemnification under Section 7.02(a) exceeds $[***] (“Deductible”); the maximum aggregate liability of the Seller hereunder for any Loss pursuant to Section 7.02(a) (other than due to a breach of a Seller Fundamental Representation) shall not exceed $[***] (“General Indemnification Cap”); and the maximum aggregate liability of the Seller hereunder for any Loss pursuant to Section 7.02(a) due to a breach of a Seller Fundamental Representation and pursuant to Section 7.02(b) shall not exceed the Purchase Price (“Seller Fundamental Indemnification Cap”). For the avoidance of doubt, neither the Deductible, General Indemnification Cap nor the Seller Fundamental Indemnification Cap shall apply for any Losses due to or arising out of (i) fraud or willful misconduct or (ii) any Excluded Liabilities or Excluded Assets.

(b) Limitations on Buyer Indemnity.

(i) Cap. Notwithstanding anything to the contrary contained in this Agreement and subject to the limitations set forth in this Section 7.06, except (i) in the case of fraud or willful misconduct, (ii) due to a breach of any Buyer Fundamental Representation or (iii) if related to an Assumed Liability (including [***]) or Purchased Asset: the maximum aggregate liability of Buyer hereunder for any Loss pursuant to Section 7.03(a) shall be the General Indemnification Cap; and the maximum aggregate liability of Buyer hereunder for any Loss pursuant to Section 7.03(a) due to a breach of a Buyer Fundamental Representation shall be the Purchase Price (“Buyer Fundamental Indemnification Cap”). For the avoidance of doubt, neither the General Indemnification Cap nor the Buyer Fundamental Indemnification Cap shall apply for any Losses due to or arising out of: (i) fraud or willful misconduct; (ii) Losses pursuant to Section 7.03(b); or (iii) Losses pursuant to Section 7.03(c), including, without limitation, any Assumed Liabilities or Purchased Assets (subject to Section 7.06(b)(ii) below).

(ii)	[***]

(A)	[***]

(B)	[***]

(C)	[***]

(iii)	[***]

(A)	[***]

1.	[***]

2.	[***]

3.	[***]

(B)	[***]

1.	[***]

2.	[***]

3.	[***]

4.	[***]

5.	[***]

(C)	[***]

(D)	[***]

(E)	[***]

(F)	[***]

(c) In no event shall any Party hereto be liable for any punitive, consequential, or special damages, except to the extent any such damages are awarded and paid with respect to a third party claim as to which the Seller or Buyer, as the case may be, are entitled to indemnification under this Agreement. Seller shall not be liable under this Article VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if either Buyer or their Affiliates had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.07 Cumulative Remedies. The rights and remedies provided in this Article VII are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 7.08 [***]

(a) [***]

(b) [***]

Section 7.09 Release; No Circular Recovery.

(a) Notwithstanding anything to the contrary in this Agreement, as of the Closing and without any further action, the Buyer hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Seller, the Seller Indemnified Parties and their respective Affiliates (collectively, the “Seller Releasees”) of and from, and waives any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees, costs and interest), whether known or unknown, that Buyer now has or ever had against the Seller Releasees with respect to the Assumed Liabilities, including without limitation the Settled Debt, and any Losses and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof with respect to such Assumed Liabilities; provided that, for the avoidance of doubt, the Liabilities and obligations acquitted, remised, discharged and released pursuant to this Section 7.09 shall not include any rights of the Buyer under this Agreement and other transaction documents and agreements executed in consummation of the transactions contemplated by this Agreement. The Buyer acknowledges and agrees that this Agreement does not permit the Buyer or its Affiliates to seek contribution from Seller and any Seller Indemnified Party for indemnification obligations of the Buyer in ARTICLE VII which any such contribution right is hereby irrevocably waived.

(b) Notwithstanding anything to the contrary in this Agreement, as of the Closing and without any further action, Buyer hereby agrees that he or it, as applicable, will not make any claim for indemnification against Seller Releasees by reason of the fact that such Buyer was a controlling person, director, employee or representative, as applicable, of the Seller or any Seller Indemnified Party with respect to any claim brought by a Seller Indemnified Party against Buyer relating to this Agreement or the transactions contemplated hereby or that is based on any facts or circumstances that form the basis for an indemnification claim by a Seller Indemnified Party hereunder. Notwithstanding the foregoing, nothing in this Section 7.09 shall preclude Buyer from bringing an indemnification claim for Losses under Section 7.02.

(c) Notwithstanding anything to the contrary in this Agreement, as of the Closing and without any further action, the Seller hereby unconditionally and irrevocably acquits, remises, discharges and forever releases the Buyer, the Buyer Indemnified Parties and their respective Affiliates (collectively, the “Buyer Releasees”) of and from, and waives any rights in and to, all claims, complaints, demands, contracts, grants, lawsuits, causes of action or expenses of any kind (including attorney’s fees, costs and interest), whether known or unknown, that Seller now has or ever had against the Buyer Releasees solely with respect to Buyer Releasees’ respective capacity as a borrower under the Settled Debt (“Released Claims”), and any Losses and obligations of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral to the extent arising on or prior to the date hereof with respect to such Released Claims; provided that, for the avoidance of doubt, the Liabilities and obligations acquitted, remised, discharged and released pursuant to this Section 7.09 shall not include any rights of the Seller under this Agreement and other transaction documents and agreements executed in consummation of the transactions contemplated by this Agreement, including without limitation, Seller’s rights under this Agreement to recover indemnifiable Losses with respect to Buyer’s indemnity obligations under Section 7.03, including without limitation, as a result of Buyer’s assumption of the Assumed Liabilities, including without limitation, the Settled Debt.

(d) For the avoidance of doubt, no Seller Indemnified Party or Buyer Indemnified Party is entitled to duplicative recovery of Losses for any claim for indemnification or otherwise under this Agreement even though there may be one or more legal claims resulting from the breach of more than one of the representations, warranties, covenants or obligations of one or more indemnifying parties under this Agreement.

Article VIII
Miscellaneous

Section 8.01 Expenses. Subject to the indemnification obligations of the Parties as set forth in this Agreement, all costs and expenses incurred in connection with the drafting, negotiation, and signing of this Agreement shall be paid by the Party incurring such costs and expenses.

Section 8.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.02):

If to Seller:	Agrify Corporation 2468 Industrial Row Dr. Troy, Michigan 48084 Attn: [***] E-mail: [***]
with a copy to:	Blank Rome LLP 125 High Street Boston, Massachusetts 02110 Attention: Frank A. Segall, Esq. E-mail: Frank.Segall@blankrome.com
If to Buyer:	Attention: Raymond Chang [***] [***] Email: [***]
with a copy to:	McCarter & English, LLP 265 Franklin Street Boston, MA 02110 Attention: Theodore M. Grannatt, Esq. E-mail: tgrannatt@mccarter.com

Section 8.03 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. Each provision of this Agreement shall be given independent significance. Without limiting the generality of the foregoing, in no event shall the purchase price adjustments provided for herein limit, prejudice or restrict, or be deemed to limit, prejudice or restrict, the rights to indemnification of any party hereunder.

Section 8.04 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 8.05 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder, the Exhibits and Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

Section 8.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 8.07 No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer and Seller.

Section 8.09 Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 8.10 Governing Law. This Agreement shall be governed and interpreted by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). The parties acknowledge that the production, sale, manufacture, possession and use of cannabis is illegal under Federal Cannabis Laws, including the selling products to companies engaging in such activities, and the Parties expressly waive any defense to the enforcement of the terms and conditions of this Agreement or any transactions contemplated hereby based upon non-conformance with Federal Cannabis Laws relating to cannabis and the cannabis industry, suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.11 Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the state or federal courts of the State of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such state or federal courts in any such suit, action or proceeding. Each Party hereby waives, to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action (in contract, tort or otherwise) any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

Section 8.12 Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which it is entitled at law or in equity.

Section 8.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 8.15 No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

Section 8.16 Prevailing Party. Except as otherwise explicitly set forth in this Agreement, if there shall occur any dispute or proceeding between the Parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and fees (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 8.17 Relationship of the Parties. Nothing contained in this Agreement will be construed as creating a partnership, joint venture, agency, trust, fiduciary relationship or other association of any kind as between Seller on the one hand, and the Buyer, on the other hand, each such party being individually responsible only for its obligations as set forth in this Agreement. The Parties’ respective rights and obligations hereunder are limited to the contractual rights and obligations expressly set forth herein on the terms and conditions set forth herein.

[SIGNATURE PAGE FOLLOWS; REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

SELLER:

AGRIFY CORPORATION

By:	/s/ Benjamin Kovler
Name:	Benjamin Kovler
Title:	Interim CEO

BUYER:

CP ACQUISITIONS, LLC

By:	/s/ Raymond N. Chang
Name:	Raymond N. Chang
Title:	Manager

[Signature Page to Asset Purchase Agreement]

ANNEX A

“Action” means any actual or threatened action, suit, lawsuit, proceeding, injunction, complaint, claim, charge, demand, audit, litigation, citation, summons, subpoena, notice of violation, inquiry or investigation by or before any Governmental Authority or any other Person, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including any arbitrator, mediator or dispute resolution panel.

“Affiliate” of a Person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person; “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in the case of a Person that is a natural person, any family member of such Person.

“Affiliated Group” means an affiliated group as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Nevada.

“Buyer Fundamental Representations” means those representations set forth in Section 4.01, Section 4.02, Section 4.04 and Section 4.05.

“Cannabis” means: (a) any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana (as defined in the CSA) and industrial hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower or trichome; (b) any material obtained, extracted, isolated or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof; (c) any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose; (d) any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and (e) any other meaning ascribed to the term “cannabis” under applicable Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, leases, licenses, sublicenses, instruments, notes, commitments, undertakings, indentures, purchase order, sales order, offer to sell, option, right of first refusal, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral, including any amendments and other modifications thereto which Seller is a party with respect to the Cultivation Business or any of the Purchased Assets is bound;

“CSA” means the Controlled Substances Act, 21 U.S.C. 801 et seq.

“Employee Plan” means any “employee benefit plan” as such term is defined in ERISA §3(3), each severance, incentive or bonus, deferred compensation, profit sharing, retirement, welfare, vacation or paid-time-off, change-of-control, equity/stock purchase, stock option or equity incentive plan, program, agreement or arrangement and any other employee benefit plan, program, agreement or arrangement maintained or contributed to by Seller or with respect to which Seller has any liability.

Annex A-1

“Encumbrance” or “Encumbrances” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance or lien of any nature whatsoever. For the avoidance of doubt, “Encumbrance” shall not be deemed to include any restrictions on transfer arising under the Securities Act and/or applicable state securities Laws.

“Equity Interests” means any capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of indebtedness convertible into or exchangeable for any capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing, or any appreciation rights or phantom equity related to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Escrow Agent” means that certain escrow agent pursuant to the Escrow Agreement as agreed upon by the parties.

“Exhibits” means the exhibits to this Agreement.

“Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, that is directly or indirectly related to the cultivation, harvesting, production, marketing, distribution, sale and possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the CSA, the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960

“Former Lender” means High Trail Special Situations LLC.

“Governmental Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, quasi-judicial, regulatory or administrative functions of government, including any court, department, commission, board, bureau, agency, ministry, arbitrator or mediatory body.

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“Intellectual Property” means all (i) intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however, arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, and (ii) all (a) trademarks service marks, trade dress, trade names, slogans, logos, Internet domain names, and organizational names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith; (b) domain names; (c) copyrights and copyrightable works; (d) trade secrets, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, technology, know how, inventions, improvements, specifications, business and manufacturing methods and processes, designs, formulae, recipes, techniques, technical data and manuals, and research and development information, Inventory and all other Confidential Information; (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, certificates of invention, petty patents, pending patent applications and provisional applications and all issuances, divisionals, continuations, continuations-in-part, substitutions, reissues, extensions, reexaminations, restorations and renewals of such patents and applications and any other Government Entity issued indicia of invention ownership; (f) rights of publicity; (g) computer software (including source code, object code, data, databases and documentation); and (h) all other intellectual or industrial property and proprietary rights; and (i) registrations and applications for registrations of the foregoing clauses (a)-(g); and (i) actions and rights to sue at law or in equity for past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto.

Annex A-2

“Law” or “Laws” means all statutes, laws, codes, ordinances, regulations, rules, Governmental Orders, judgments, writs, injunctions, acts or decrees of any Governmental Authority, any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority. The term “Laws” as used herein shall exclude the Federal Cannabis Laws.

“Liability” or “Liabilities” means any liability, debt, indebtedness, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), attorneys’ fees, cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted, cost or expense relating thereto.

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“Order” means any order, civil investigative demand, judgment, injunction, award, decree, declaration, arbitration award or writ issued by any Governmental Authority or arbitrator.

“Permitted Liens” means (a) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable, payable without penalty or interest, or the validity of which is being contested in good faith by appropriate proceedings, and in each case solely of the Cultivation Business or Purchased Assets for which appropriate reserves have been established in accordance with GAAP; (b) the senior and junior Encumbrances held by Buyer under the Settled Debt; (c) the Encumbrances under non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business and (e) Encumbrances for any and all claims, rights, or interests in or against the Cultivation Business or Purchased Assets, whether now or hereinafter existing or arising, including [***].

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

“Schedule” means the Disclosure Schedules to this Agreement.

“Seller Expenses” means all of the fees and expenses owed by Seller to investment bankers, attorneys, accountants or other professionals, including those incurred in connection with this Agreement, any document required to be delivered thereunder or the consummation of the transactions contemplated hereby or otherwise, in each case incurred on or prior to the Closing Date.

“Seller Fundamental Representations” means those representations set forth in Section 3.01, Section 3.02, and Section 3.03.

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

Annex A-3